Exhibit 21

Foamex International Inc.

SUBSIDIARIES OF REGISTRANT

as of December 31, 2006

State or Other Jurisdiction
Subsidiaries	of Incorporation

FMXI, LLC.	Delaware
Foamex Asia, Inc.	Delaware
Foamex Canada Inc.	Canada
Foamex Carpet Cushion LLC	Delaware
Foamex de Acuna, S.A. de C.V.	Mexico
Foamex de Mexico, S.A. de C.V.	Mexico
Foamex de Cuautitlan, S.A. de C.V.	Mexico
Foamex de Juarez, S.A. de C.V.	Mexico
Foamex Latin America, Inc.	Delaware
Foamex L.P.	Delaware
Foamex Mexico, Inc.	Delaware
Grupo Foamex de Mexico, S.A. de C.V.	Mexico
JPSGP Inc.	Delaware
Servicios Administrativos Foamex, S.A. de C.V.	Mexico
Maquila Foamex, S.A. de C.V.	Mexico
Corte y Costura Foamex, S.A. de C.V.	Mexico
Administration Foamex, S.A. de C.V.	Mexico